CAUSE NO. 98-4178-M

208M 0138

THOMAS AIGNER, individually and as attorney-in-fact for WILLIS AIGNER, JANET AIGNER, ROBBIE FINLEY and ESTHER ALBRIGHT, Plaintiff,	§ § § § §	IN THE DISTRICT COURT
VS.	§ § §	DALLAS COUNTY, TEXAS
HARRY N. McMILLAN and McCAP, INC., Defendants.	§ § §	298th JUDICIAL DISTRICT

D87

FINAL JUDGMENT BY DEFAULT

ON THIS DAY, came on to be heard the above entitled and numbered cause wherein Thomas Aigner, individually and as attorney-in-fact for Willis Aigner, Janet Aigner, Robbie Findley and Esther Albright, is Plaintiff and Harry N. McMillan and McCap, Inc. are Defendants. The Plaintiff appeared by his attorney and announced ready for trial. Pursuant to the Court's Order of October 4, 1999, the Defendants' pleadings have previously been stricken subject to prove up of damages.

The Court has read the pleadings and the papers on file and is of the opinion that the allegations of Plaintiff's petition have been admitted and, as such, the Court specifically finds that Defendants are liable for acts of common law fraud, statutory fraud and breach of contract. On good and sufficient evidence presented, the Court finds that Defendants are jointly and severally indebted to Plaintiff in the sum of four hundred fifty-two thousand nine hundred eighty-seven dollars and eighty-four cents ($452,987.84), plus pre-judgment interest at the rate of ten percent (10%) per annum from May 29, 1998.

Plaintiff having chosen a recovery based upon statutory fraud, the Court further finds that Plaintiff should recover from Defendant Harry N. McMillan exemplary damages in the sum of four hundred fifty two thousand nine hundred eighty seven & 84/100 dollars ($452,987.84).

The Court further finds that Plaintiff should recover from Defendant McCap, Inc., exemplary damages in the sum of Four hundred fifty two thousand nine hundred eighty seven & 84/100 dollars ($452,987.84).

All costs of court and deposition fees are charged against Defendants. Plaintiff is allowed such writs and processes as may be necessary in the enforcement and collection of this Judgment. All relief not expressly granted herein is denied.

Signed this 29 day of Oct., 1999.

Judge Presiding